EXHIBIT 23.2

CONSENT OF RP FINANCIAL, LC

We hereby consent to the inclusion of our opinion letter dated December 22, 2017 addressed to the Board of Directors of Federal Life Mutual Holding Company (“FLMHC”) as an Exhibit to the Registration Statement on Form S-1 and related amendments thereto (collectively, the “Form S-1”) of Federal Life Group, Inc. as filed with the Securities and Exchange Commission (the “SEC”) and to the references to such opinion and the quotation or summarization of such opinion contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ RP FINANCIAL, LC
RP FINANCIAL, LC

Arlington, VA
July 17, 2018